Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Christie M. Kaluza
(713) 917-2339
Pride International, Inc. Reports 115% Improvement In Second Quarter
Net Income, Led By Strong Offshore Segment Performance
     Houston, Aug. 2, 2007 — Pride International, Inc. (NYSE: PDE) today reported a 115% improvement in net income for the second quarter of 2007, to a record $146.1 million, or $0.83 per diluted share. The results compared to net income of $67.8 million, or $0.39 per diluted share, for the corresponding three months in 2006. Second quarter 2007 results included gains totaling $8.8 million, or $0.05 per diluted share, resulting primarily from the sale of a land rig located in Russia. Revenues for the second quarter of 2007 totaled $791.2 million, compared to revenues of $616.5 million during the second quarter of 2006.
     For the six months ended June 30, 2007, net income was $247.8 million, or $1.41 per diluted share, on revenues of $1,503.2 million. The results compared to net income of $138.3 million, or $0.80 per diluted share, on revenues of $1,183.4 million for the comparable six months in 2006. Results for the six months ended June 30, 2006 include after-tax gains totaling $19.0 million, or $0.11 per diluted share, relating to the sale of assets.
     Louis A. Raspino, president and chief executive officer of Pride International, Inc., stated, “Our record second quarter results were driven by strong operating performance with our fleet of deepwater and midwater floaters combined with continued average daily revenue improvements from contract rollovers. Following the excellent operating results of first quarter 2007, we continued in the second quarter with excellent utilization, uptime, cost control, and shipyard performance, while achieving 21% and 36% average daily revenue increases in our deepwater and midwater fleets, respectively.”
     Raspino added, “Partially offsetting these results was our U.S. Gulf jackup fleet, which experienced lower utilization and lower average daily revenues in the quarter due to reduced activity, combined with an increase in out-of-service time as we prepared to relocate the Pride Oklahoma and Pride Mississippi to the stronger market in Mexico.
     “From a macro perspective, strong global demand for energy is fueling our customers’ continued growth in E&P spending, particularly in the deepwater. As part of our stated strategy to further grow our significant deepwater presence, we recently committed to the construction of an ultra-deepwater drillship and acquired a second ultra-deepwater drillship in the early stages of construction. When combined with the acquisitions of our partners’ interest in two deepwater joint ventures, we have now invested or committed over $2 billion toward our deepwater growth strategy. We are confident that the favorable conditions in the deepwater sector will persist for quite some time, producing attractive opportunities for deepwater drilling rigs, especially ultra-deepwater rigs of the caliber we are adding to our fleet,” said Raspino.

     Consolidated Results
     Total consolidated revenues of $791.2 million in the second quarter of 2007 achieved another quarterly record, increasing $79.2 million, or 11% from first quarter 2007 revenues of $712.0 million. The record revenues were significantly aided by improving average daily revenues in the company’s Offshore segment, as several floating rigs commenced new contracts at significantly higher average daily revenues. Additionally, higher activity and increased revenues from reimbursables in the Latin America Land and E&P Services segments contributed to the record revenues.
     Earnings from operations reached $237.2 million during the second quarter of 2007, up $60.5 million from $176.7 million in the first quarter of 2007. The 34% improvement, due chiefly to improved revenues, was partially offset by a 6% increase in operating costs, which totaled $444.1 million in the second quarter of 2007 compared to $419.2 million in the preceding quarter of 2007. Higher activity in both the Latin American Land and the Offshore segments contributed an estimated $9 million to the operating cost increase in the quarter. Additional increased operating costs of approximately $6 million resulted primarily from wage and benefit increases for the company’s Argentine union workers due to government-mediated union negotiations with the energy industry. As has been the case historically, the company will seek to recover these costs over the succeeding quarters.
     Capital expenditures for the six months ended June 30, 2007 were $207 million. Since the close of the second quarter, the company made initial capital expenditures of approximately $210 million related to the commitment to construct an ultra-deepwater drillship and the acquisition of another ultra-deepwater drillship in the early stages of construction. As a result of these drillship projects, the company has revised its expected 2007 capital expenditures to an estimated $790 million. Total debt at June 30, 2007 was $1,290.7 million, resulting in a debt-to-total-capitalization ratio of approximately 31%.
     Offshore Segment Results
     Revenues from the Offshore segment totaled $517.1 million during the second quarter of 2007, representing a 13% improvement from revenues of $455.7 million during the first quarter of 2007. The revenue growth was due primarily to higher average daily revenues in both the deepwater and midwater fleets, partially offset by declining utilization and average daily revenues in the U.S. Gulf of Mexico jackup rig fleet. Segment earnings from operations were $213.6 million during the second quarter, up 25% from $170.5 million in the preceding quarter. The increase was attributable to the higher revenues, partially offset by higher labor, increased reimbursables and mobilization costs.
     Revenues from the company’s eight-rig deepwater fleet were $167.2 million during the second quarter of 2007, up 21% from $138.1 million in the preceding quarter, while earnings from operations were $76.7 million, up 45% from $53.0 million over the same comparative period. Higher average daily revenues on the semisubmersible rig Pride South Pacific, which completed a full quarter at the new contract dayrate of $425,000, retroactive revenues on the drillship Pride Angola and improved utilization on the semisubmersible rig Pride Rio de Janeiro contributed to the improved financial results, partially offset by out-of-service time on the semisubmersible rig Pride Carlos Walter. The average daily revenues of the deepwater fleet improved 21% to $236,200 during the second quarter of 2007, from $195,400 during the preceding quarter. Utilization of the fleet remained excellent at 97% compared to 98% over the same comparative period.

     Revenues from the midwater fleet, comprising six semisubmersible rigs, totaled $95.7 million during the second quarter of 2007, up 19% from $80.2 million during the first quarter. Earnings from operations improved 40% during the second quarter to $45.7 million, compared to $32.7 million in the first quarter. The favorable results were due primarily to higher average daily revenues on the semisubmersible rigs Pride South Seas, Pride South Atlantic and Pride South America. The higher daily revenues on the three rigs contributed to a 36% increase in the midwater average daily revenues for the second quarter to $203,500 compared to $150,000 in the first quarter. Average midwater fleet utilization declined to 86% in the second quarter from 99% in the preceding quarter due primarily to the planned shipyard program on the semisubmersible rig Pride Mexico in preparation for its five year, estimated $482 million contract with Petrobras in Brazil. The contract is expected to commence during the second quarter of 2008.
     Revenues from the 28-rig jackup fleet experienced modest improvement during the second quarter of 2007 to $192.2 million from $182.6 million in the first quarter, while income from operations improved 5% to $82.4 million from $78.8 million over the same comparative period. Improving international jackup fleet dayrates were significantly offset by lower activity and average daily revenues in the U.S. Gulf of Mexico, where utilization fell to 71% in the second quarter from 80% in the preceding quarter, and average daily revenues declined to $83,600 from $91,900 over the same comparative period. The company does not currently expect activity levels in the U.S. Gulf of Mexico to increase sufficiently during 2007 to support dayrate improvement from current levels. Taking this into consideration as well as the strong international market, the company will mobilize two of its jackup rigs, the Pride Oklahoma and Pride Mississippi, to Mexican waters during the third quarter of 2007 to begin one year contracts with Pemex. This move will reduce the company’s jackup fleet in the U.S. Gulf of Mexico to 10 units.
     Latin America Land Segment
     Revenues from the Latin American Land segment, comprised of 207 land drilling and workover rigs and two lake barges, were $192.2 million in the second quarter of 2007, up 8% from revenues of $178.1 million in the first quarter, due primarily to higher activity, especially in Argentina and Colombia, increased reimbursable revenues and modest pricing improvement. Earnings from operations totaled $27.6 million in the second quarter, down from $31.8 million in the first quarter. This reduction is primarily the result of higher wages and benefits resulting from government-mediated union negotiations with the energy industry. Average daily revenues for the fleet of 73 land drilling rigs improved to $17,800 in the second quarter of 2007, from $16,500 in the preceding quarter. Average daily revenues for the fleet of 134 land workover rigs increased to $7,200, up from $7,000 over the same comparative period.
     E&P Services Segment
     Revenues from the E&P Services segment totaled $54.2 million in the second quarter of 2007, compared to $48.3 million in the first quarter. The 12% revenue increase was driven primarily by higher pressure pumping and integrated services activities. Earnings from operations increased to $7.8 million from $6.5 million over the same comparative period, a 20 % increase.

     Pride International, Inc. will host a conference call at 12:00 p.m. Eastern time on Thursday, Aug. 2, 2007 to discuss results for the second quarter of 2007, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 913-981-5578 and refer to confirmation code 7963041 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed at www.prideinternational.com and selecting the Investor Relations link. A telephonic replay of the conference call should be available after 4:00 p.m. Eastern time on August 2 and can be accessed by dialing 719-457-0820 and referring to pass code 7963041. Also, a replay will be available through the Internet, along with an electronic download option (podcast) and can be accessed by visiting the company’s worldwide web address. All replay options will be available for approximately 30 days.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 25 countries, operating a diverse fleet of 280 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 28 jackups, 16 tender-assisted, barge and platform rigs, five managed and 217 land rigs. The company also has two ultra-deepwater drillships under construction with expected deliveries in 2010.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	June 30,
	2007	2006
REVENUES	$791.2	$616.5

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	444.1	391.8
Depreciation and amortization	77.9	64.4
General and administrative, excluding depreciation and amortization	40.8	36.8
Gain on sales of assets, net	(8.8)	(1.7)

	554.0	491.3

EARNINGS FROM OPERATIONS	237.2	125.2

OTHER INCOME (EXPENSE), NET
Interest expense	(20.3)	(18.5)
Interest income	0.8	1.7
Other income (expense), net	(0.9)	(2.0)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX AND MINORITY INTEREST	216.8	106.4
INCOME TAXES	(69.2)	(37.2)
MINORITY INTEREST	(1.5)	(1.4)

INCOME FROM CONTINUING OPERATIONS	146.1	67.8

NET INCOME	$146.1	$67.8

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.88	$0.41
Income from discontinued operations	—	—

Net income	$0.88	$0.41

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.83	$0.39
Income from discontinued operations	—	—

Net income	$0.83	$0.39

SHARES USED IN PER SHARE CALCULATIONS
Basic	165.4	162.7
Diluted	178.3	176.5

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Six Months Ended
	June 30,
	2007	2006
REVENUES	$1,503.2	$1,183.4

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	863.4	764.1
Depreciation and amortization	155.5	129.9
General and administrative, excluding depreciation and amortization	79.8	62.8
Gain on sales of assets, net	(9.3)	(28.4)

	1,089.4	928.4

EARNINGS FROM OPERATIONS	413.8	255.0

OTHER INCOME (EXPENSE), NET
Interest expense	(40.9)	(38.2)
Interest income	1.5	2.5
Other income (expense), net	(3.9)	0.4

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX AND MINORITY INTEREST	370.5	219.7
INCOME TAXES	(120.2)	(79.4)
MINORITY INTEREST	(2.5)	(2.8)

INCOME FROM CONTINUING OPERATIONS	247.8	137.5
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	0.8

NET INCOME	$247.8	$138.3

BASIC EARNINGS PER SHARE:
Income from continuing operations	1.50	0.84

Income from discontinued operations	—	0.01
Net income	$1.50	$0.85

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.41	$0.79
Income from discontinued operations	—	0.01

Net income	$1.41	$0.80

SHARES USED IN PER SHARE CALCULATIONS
Basic	165.0	162.4
Diluted	178.1	176.5

Pride International, Inc.
Consolidated Balance Sheets
(In millions, except par value)

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$124.8	$64.1
Trade receivables, net	605.9	505.0
Parts and supplies, net	77.7	75.3
Deferred income taxes	166.1	154.5
Prepaid expenses and other current assets	139.7	164.3

Total current assets	1,114.2	963.2

PROPERTY AND EQUIPMENT	6,000.4	5,808.4
Less: accumulated depreciation	1,953.9	1,808.3

Property and equipment, net	4,046.5	4,000.1

Goodwill	68.5	68.5
Other assets	70.7	65.7

Total assets	$5,299.9	$5,097.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$141.4	$91.9
Accounts payable	168.2	189.9
Accrued expenses and other current liabilities	385.3	388.3

Total current liabilities	694.9	670.1

OTHER LONG-TERM LIABILITIES	184.1	196.9

LONG-TERM DEBT, NET OF CURRENT PORTION	1,149.3	1,294.7
DEFERRED INCOME TAXES	333.2	273.6

MINORITY INTEREST	30.7	28.3

STOCKHOLDER’S EQUITY:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	1,862.7	1,817.9
Treasury stock, at cost	(9.8)	(8.0)
Retained earnings	1,048.4	819.0
Accumulated other comprehensive income	4.7	3.3

Total stockholders’ equity	2,907.7	2,633.9

Total liabilities and stockholders’ equity	$5,299.9	$5,097.5

Pride International, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended
	June 30,
	2007	2006
CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES:
Net income	$247.8	$138.3
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	155.5	129.9
Discount amortization on long-term debt	0.4	0.1
Amortization and write-offs of deferred financing costs	2.0	2.0
Amortization of deferred contract liabilities	(25.9)	(2.2)
Gain on sale of assets	(9.3)	(28.4)
Equity in earnings of affiliates	0.1	(1.3)
Deferred income taxes	46.1	44.8
Excess tax benefits from stock-based compensation	(4.4)	—
Minority interest	2.5	2.8
Stock-based compensation	11.4	8.3
Loss (gain) on mark-to-market of derivatives	0.8	(1.8)
Other non-cash items	—	3.0
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	(100.9)	(31.4)
Parts and supplies	(2.4)	(3.7)
Prepaid expenses and other current assets	17.0	(16.9)
Other assets	(6.1)	(0.9)
Accounts payable	(26.3)	(8.5)
Accrued expenses	38.5	8.3
Other liabilities	(48.9)	5.5
Increase (decrease) in deferred revenue	(25.7)	(14.4)
Decrease (increase) in deferred expense	9.5	15.4

NET CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES	281.7	248.9

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(170.6)	(105.0)
Proceeds from dispositions of property and equipment	17.1	54.6
Investments in and advances to affiliates	—	(3.8)

NET CASH FLOWS FROM/(USED IN) IN INVESTING ACTIVITIES	(153.5)	(54.2)

CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(216.6)	(353.8)
Proceeds from debt borrowings	120.0	186.0
Decrease in restricted cash	0.4	—
Proceeds from exercise of stock options	22.2	27.5
Excess tax benefits from stock-based compensation	4.4	—
Proceeds from issuance of common stock	2.1	1.4

NET CASH FLOWS FROM/(USED IN) IN FINANCING ACTIVITIES	(67.5)	(138.9)

Increase (decrease) in cash and cash equivalents	60.7	55.8
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	64.1	45.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$124.8	$100.9

Pride International, Inc.
Quarterly Operating Results by Segment
(In millions)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Revenues:
Offshore	$517.1	$455.7	$384.3
Latin America Land	192.2	178.1	156.2
E&P Services	54.2	48.3	50.3
Other	27.7	29.9	25.7
Corporate	—	—	—

Total	$791.2	$712.0	$616.5

Earnings from operations:
Offshore	$213.6	$170.5	$114.5
Latin America Land	27.6	31.8	28.8
E&P Services	7.8	6.5	7.4
Other	19.7	3.2	7.0
Corporate	(31.5)	(35.3)	(32.5)

Total	$237.2	$176.7	$125.2

Pride International, Inc.
Quarterly Operating Results by Segment
(In millions)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2007	2006
Revenues:
Offshore	$972.8	$748.7
Latin America Land	370.3	296.6
E&P Services	102.5	89.2
Other	57.6	48.9
Corporate	—	—

Total	$1,503.2	$1,183.4

Earnings from operations:
Offshore	$384.1	$240.7
Latin America Land	59.3	51.3
E&P Services	14.3	11.3
Other	22.9	9.9
Corporate	(66.8)	(58.2)

Total	$413.8	$255.0

Pride International, Inc.
Quarterly Selected Segment Metrics
Offshore Segment

	Q2 2007		Q1 2007		Q2 2006
	Averge Daily	Utilization	Averge Daily	Utilization	Averge Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$236,200	97%	$195,400	98%	$173,700	93%
Midwater	$203,500	86%	$150,000	99%	$93,500	77%
Jackups	$94,100	80%	$90,700	80%	$79,500	84%
Other	$49,400	73%	$47,900	68%	$48,400	69%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.
Latin America Land Segment

	Q2 2007		Q1 2007		Q2 2006
	Averge Daily	Days	Averge Daily	Days	Averge Daily	Days
	Revenues (1)	Worked(2)	Revenues (1)	Worked(2)	Revenues (1)	Worked(2)
Drilling	$17,800	5,796	$16,500	5,775	$14,900	5,754
Workover	$7,200	11,613	$7,000	11,107	$5,800	11,231

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type.

(2)	Days worked is calculated as the total days worked by all rigs of each type during the period.

Pride International, Inc.
Quarterly Selected Segment Metrics
Offshore Segment

	Six Months Ending June 30,
	2007		2006
	Averge Daily	Utilization	Averge Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$215,800	98%	$175,800	90%
Midwater	$175,000	93%	$89,300	83%
Jackups	$92,400	80%	$72,000	86%
Other	$48,700	70%	$46,800	68%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.
Latin America Land Segment

	Six Months Ending June 30,
	2007		2006
	Averge Daily	Days	Averge Daily	Days
	Revenues (1)	Worked(2)	Revenues (1)	Worked(2)
Drilling	$17,100	11,571	$14,600	11,256
Workover	$7,100	22,720	$5,600	21,671

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type.

(2)	Days worked is calculated as the total days worked by all rigs of each type during the period.